UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)1

REFOCUS GROUP, INC.
(Name of Issuer)

COMMON STOCK, $.0001 PAR VALUE PER SHARE
(Title of Class of Securities)

75865X103
(CUSIP Number)

DECEMBER 31, 2004
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]           Rule 13d-1(b)

[X]          Rule 13d-1(c)

[_]           Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP NO. 75865X103	Page 2 of 24 Pages

1		NAME OF REPORTING PERSONS Ritchie Long/Short Trading, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 744,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 744,700 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,700 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12		TYPE OF REPORTING PERSON* CO

CUSIP NO. 75865X103	Page 3 of 24 Pages

1		NAME OF REPORTING PERSONS Ritchie Long/Short (Cayman), Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 744,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 744,700 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,700 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 75865X103	Page 4 of 24 Pages

1		NAME OF REPORTING PERSONS Ritchie Multi-Strategy (Cayman), Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 744,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 744,700 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,700 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 75865X103	Page 5 of 24 Pages

1		NAME OF REPORTING PERSONS Ritchie Multi-Strategy, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 744,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 744,700 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,700 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12		TYPE OF REPORTING PERSON* OO; HC

CUSIP NO. 75865X103	Page 6 of 24 Pages

1		NAME OF REPORTING PERSONS Ritchie Multi-Strategy Trading, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 744,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 744,700 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,700 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 75865X103	Page 7 of 24 Pages

1		NAME OF REPORTING PERSONS Ritchie Capital Management, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 744,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 744,700 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,700 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 75865X103	Page 8 of 24 Pages

1		NAME OF REPORTING PERSONS RAM Trading, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 744,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 744,700 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,700 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12		TYPE OF REPORTING PERSON* CO; HC

*

CUSIP NO. 75865X103	Page 9 of 24 Pages

1		NAME OF REPORTING PERSONS Ritchie Capital Management, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 744,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 744,700 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,700 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12		TYPE OF REPORTING PERSON* OO; HC

CUSIP NO. 75865X103	Page 10 of 24 Pages

1		NAME OF REPORTING PERSONS RAM Capital Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 744,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 744,700 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,700 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 75865X103	Page 11 of 24 Pages

1		NAME OF REPORTING PERSONS RAM Capital, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 744,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 744,700 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,700 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12		TYPE OF REPORTING PERSON* OO; HC

CUSIP NO. 75865X103	Page 12 of 24 Pages

1		NAME OF REPORTING PERSONS THR, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Illinois corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 744,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 744,700 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,700 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 75865X103	Page 13 of 24 Pages

1		NAME OF REPORTING PERSONS A.R. Thane Ritchie
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION U.S. citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 744,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 744,700 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,700 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12		TYPE OF REPORTING PERSON* IN; HC

Item 1(a).               Name of Issuer:

Refocus Group, Inc. (the “Company”)

Item 1(b).               Address of Issuer’s Principal Executive Offices:

10300 North Central Expressway, Suite 104, Dallas, Texas

Item 2(a).               Name of Persons Filing:

Item 2(b).               Address of Principal Business Office or, if None, Residence:

Item 2(c).               Citizenship:

RAM Trading, Ltd.

c/o Walkers SPV Limited

P.O. Box 265GT

Walker House, Mary Street

George Town, Grand Cayman

Cayman Islands company

Ritchie Capital Management, L.L.C.

2100 Enterprise Avenue

Geneva, Illinois 60134

Delaware limited liability company

Ritchie Capital Management, Ltd.

Appleby Spurling Hunter

P.O. Box 365GT

Clifton House, 75 Fort Street

George Town, Grand Cayman

Cayman Islands company

RAM Capital Investments, Ltd.

c/o Walkers SPV Limited

P.O. Box 265GT

Walker House, Mary Street

George Town, Grand Cayman

Cayman Islands company

THR, Inc.

2100 Enterprise Avenue

Geneva, Illinois 60134

Illinois corporation

A.R. Thane Ritchie

2100 Enterprise Avenue

Geneva, Illinois 60134

U.S. Citizen

Ritchie Multi-Strategy Trading, Ltd.

c/o M&C Corporate Services Limited

P.O. Box 309GT

Ugland House, South Church Street

George Town, Grand Cayman

Cayman Islands company

Ritchie Multi-Strategy (Cayman), Ltd.

c/o M&C Corporate Services Limited

P.O. Box 309GT

Ugland House, South Church Street

George Town, Grand Cayman

Cayman Islands company

Ritchie Multi-Strategy, L.L.C.
2100 Enterprise Avenue
Geneva, Illinois 60134
Delaware limited liability company

Ritchie Long/Short (Cayman), Ltd.

c/o M&C Corporate Services Limited

P.O. Box 309GT

Ugland House, South Church Street

George Town, Grand Cayman

Cayman Islands company

Ritchie Long/Short Trading, Ltd.

c/o M&C Corporate Services Limited

P.O. Box 309GT

Ugland House, South Church Street

George Town, Grand Cayman

Cayman Islands company

RAM Capital, L.L.C.

2100 Enterprise Avenue

Geneva, Illinois 60134

Illinois limited liability company

As required by Rule 13d-1(k)(1), Exhibit 1 to this Schedule 13G contains the Joint Filing Agreement entered into by each of the persons filing this joint Schedule 13G.

Item 2(d).               Title of Class of Securities:

Common Stock, $.0001 par value per share (“Common Stock”)

Item 2(e).               CUSIP Number:

75865X103

Item 3.                    If this Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the persons filing are:

(a)	[ ]	Broker or dealer registered under Section 15 of the Exchange Act;
(b)	[ ]	Bank as defined in Section 3 (a) (6) of the Exchange Act;
(c)	[ ]	Insurance company as defined in Section 3 (a) (19) of the Exchange Act;
(d)	[ ]	Investment company registered under Section 8 of the Investment Company Act;
(e)	[ ]	An investment adviser in accordance with Rule 13d-1 (b) (1) (ii) (E);
(f)	[ ]	An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F);
(g)	[ ]	A parent holding company or control person in accordance with Rule 13d-1 (b) (1) (ii) (G);
(h)	[ ]	A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act;
(i)	[ ]	A church plan that is excluded from the definition of an investment company under Section (c) (14) of the Investment Company Act;
(j)	[ ]	Group, in accordance with Rule 13d-1 (b) (1) (ii) (J);

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.                    Ownership:

RAM Trading, Ltd.

Ritchie Capital Management, L.L.C.

Ritchie Capital Management, Ltd.

RAM Capital Investments, Ltd.

THR, Inc.

A.R. Thane Ritchie

Ritchie Long/Short Trading Ltd.

Ritchie Long/Short (Cayman), Ltd.

Ritchie Multi-Strategy Trading, Ltd.
Ritchie Multi-Strategy (Cayman), Ltd.
Ritchie Multi-Strategy, L.L.C.

RAM CAPITAL, L.L.C.

 (a)          Amount beneficially owned:

744,700 shares of Common Stock

(b)           Percent of class:

3.2%
The percentage beneficial ownership was calculated based on 23,542,770 shares of Common Stock outstanding.

(c)           Number of shares as to which such person has:

(i)            Sole power to vote or to direct the vote –

- 0 -

(ii)           Shared power to vote or direct the vote –

744,700 shares of Common Stock

(iii)          Sole power to dispose or to direct the disposition of –

- 0 -

(iv)                              Shared power to dispose or to direct the disposition of –

744,700 shares of Common Stock

Item 5.                    Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:    [X]

Item 6.                    Ownership of More than Five Percent on Behalf of Another Person:

NOT APPLICABLE

Item 7.                                                           Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

NOT APPLICABLE

Item 8.                    Identification and Classification of Members of the Group:

NOT APPLICABLE

Item 9.                    Notice of Dissolution of Group:

NOT APPLICABLE

Item 10.                 Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Michael J. Allara is signing on behalf of A.R. Thane Ritchie as attorney-in-fact pursuant to a power of attorney, dated March 12, 2004, previously filed with the Securities and Exchange Commission on July 14, 2004, and hereby incorporated by reference herein.  The power of attorney was filed as an attachment to a filing by Ritchie Capital Management, L.L.C. on Schedule 13G/A for Genaissance Pharmaceuticals, Inc.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2005

RAM TRADING, LTD.

	By:	Ritchie Capital Management, L.L.C., its Investment Manager

		By:	/s/ Michael J. Allara
			Name:	Michael J. Allara*
			Title:	Attorney-in-fact

RITCHIE CAPITAL MANAGEMENT, L.L.C.

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RAM CAPITAL INVESTMENTS, LTD.

	By:	Ritchie Capital Management, L.L.C., its Investment Manager

		By:	/s/ Michael J. Allara
			Name:	Michael J. Allara*
			Title:	Attorney-in-fact

THR, INC.

		By:	/s/ Michael J. Allara
			Name:	Michael J. Allara*
			Title:	Attorney-in-fact

A.R. THANE RITCHIE

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE CAPITAL MANAGEMENT, LTD.

By:	Ritchie Capital Management, L.L.C., its Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE LONG/SHORT TRADING LTD.

By:	Ritchie Capital Management, L.L.C., its Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE LONG/SHORT (CAYMAN), LTD.

By:	Ritchie Capital Management, L.L.C., its Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE MULTI-STRATEGY (CAYMAN), LTD.

By:	Ritchie Capital Management, L.L.C., its Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE MULTI-STRATEGY TRADING, LTD.

By:	Ritchie Capital Management, L.L.C., its Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE MULTI-STRATEGY, L.L.C.

By:	Ritchie Capital Management, L.L.C., its Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RAM CAPITAL, L.L.C.

By:	Ritchie Capital Management, L.L.C., its Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1	Joint Filing Agreement, dated as of February 14, 2005, among each of the Filing Persons.